Exhibit 99.1

For immediate release	[Corporate Logo]

GuruNet Estimates Third Quarter 2005 Revenues
Continued Growth in Revenues and Monetization

New York, NY, October 6, 2005 - GuruNet Corporation (NASD:ANSW), creators of Answers.com™, the answer-based search engine, today announced continued growth in its revenues and monetization for the third quarter of 2005. A complete earnings release will be reported early in November. Based upon recent progress, the company ]’also expects to share certain forward guidance at that time.

Revenues for the third quarter of 2005 rose to an estimated $555,000 compared to $425,000 in the second quarter of 2005, or 30% sequential growth. Advertising revenues for the third quarter were estimated at $500,000, compared to $357,000 in the second quarter of 2005, or 40% sequential growth, with over 40% of these advertising revenues generated in September.

“We are very pleased with our advertising revenue growth in the third quarter of 2005, which resulted from a strong upswing in our September traffic and monetization, following the seasonally slow summer months.” said Bob Rosenschein, GuruNet's CEO. “In fact, the last week of September showed new record highs in both traffic and monetization. For the last week of September, Answers.com averaged approximately 2.2 million queries per day (including weekends) with an average RPM exceeding $3.50. We are excited about continuing our growth in Q4.”

According to the research firm Hitwise, a leading competitive intelligence service, Answers.com's website visits rank, for the week ending October 1, has reached 233 among all US websites and stands in the top 5 among US educational reference sites.

About GuruNet
GuruNet Corporation (NASD:ANSW) operates a leading answer-based search engine, www.answers.com. Founded in 1999 by Bob Rosenschein, GuruNet provides patented technology and software tools to access concise information on demand. For additional information, visit www.gurunet.com. ANSWERS.COM and GURUNET are trademarks of GuruNet Corporation. All other marks belong to their respective owners.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including our inability to increase the number of persons who use our products and the number of partners who will generate increased traffic to our sites, and other risk factors identified from time to time in our SEC reports, including, but not limited to, our registration statement on Form SB-2 filed in April 2005. Any forward-looking statements set forth in this news release speak only as of the date of this news release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.gurunet.com. The information in GuruNet's website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Press Contact:
Jay Bailey, Director of Marketing
j@answers.com 888.248.9613

Investor Contact:
Bruce D Smith, CFA, VP Investor Relations and Strategic Development
bruce@answers.com 646.502.4780